   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated December 23, 1998, and the related Letter of Transmittal. The Offer is not being made to (nor will tenders be accepted from or on behalf
      of) holders of Shares residing in jurisdictions in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by  Donaldson, Lufkin & Jenrette Securities
           Corporation or one or more registered brokers or dealers
             which are licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                THE RIVAL COMPANY

                                       AT

                              $13.75 NET PER SHARE

                                       BY

                           MORIARTY ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                              HOLMES PRODUCTS CORP.

      Moriarty Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Holmes Products Corp., a Massachusetts corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of The Rival Company, a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), at a purchase price of $13.75 per Share, net to the seller in cash, without interest thereon.

      THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JANUARY 25, 1999, UNLESS THE OFFER IS EXTENDED.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES, WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST 70% OF THE NUMBER OF SHARES OUTSTANDING ON THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE)), (ii) PARENT AND PURCHASER HAVING OBTAINED FINANCING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND (iii) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER ALSO IS SUBJECT TO CERTAIN OTHER CONDITIONS WHICH ARE SET FORTH IN SECTION 14 OF THE OFFER TO PURCHASE.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 17, 1998 (the "Merger Agreement"), by and among the Company, Purchaser and Parent, which provides for the making of the Offer and, following consummation of the Offer and the satisfaction or waiver of certain conditions, the merger of Purchaser with and into the Company (the "Merger"), with the Company surviving the merger as a wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by stockholders who properly demand their appraisal rights under Delaware law, Shares held in the Company's treasury and Shares owned by Parent or Purchaser) will be converted into the right to receive in cash, without interest, the cash price per Share paid pursuant to the Offer.

      THE BOARD OF DIRECTORS OF THE COMPANY (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and thereby purchase, at the Offer price, all Shares validly tendered prior to the Expiration Date and not properly withdrawn.

      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn if, as, and when Purchaser gives oral or written notice to the Depositary (as defined in the Offer to Purchase) of Purchaser's acceptance of such Shares for payment. Payment for Shares purchased pursuant to the Offer will be made by the deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving such payment from Purchaser and transmitting such payment to tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY PURCHASER FOR THE TENDERED SHARES, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 of the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

      The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, January 25, 1999, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether or not any of the events set forth in Section 14 of the Offer to Purchase shall have occurred or shall have been determined by Purchaser to have occurred (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) except as indicated in the Offer to Purchase, to amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      Tenders of Shares made pursuant to the offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may be withdrawn at any time after February 19, 1999. For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the serial numbers shown on such certificates must also be submitted to the Depositary as aforesaid, and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in Section 3 of the Offer to Purchase) to be credited with such withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding.

      The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

      The Company has provided Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials, will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

      THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH STOCKHOLDERS ARE URGED TO READ BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager as set forth below. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and will be furnished promptly at Purchaser's expense. Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Manager, the Depositary and the Information Agent as described in the Offer to Purchase).

                     The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                 445 Park Avenue
                                    5th Floor
                            New York, New York 10022
                            Toll Free (800) 566-9061

                           Call Collect (212) 754-8000

                     Banks and Brokerage Firms Please Call:

                                 (800) 662-5200



                      The Dealer Manager for the Offer is:

                         DONALDSON, LUFKIN & JENRETTE
                               75 State Street
                         Boston, Massachusetts 02109
                                (877) 842-3456
                                 (toll free)
                                (617) 342-8104


December 23, 1998